As filed with the Securities and Exchange Commission on September 4, 2025
Registration No. 333-181646
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SLM CORPORATION
(Exact Name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant's name into English)

Delaware		52-2013874
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification No.)
SLM Corporation 2012 Omnibus Incentive Plan
Sallie Mae Employee Stock Purchase Plan
SLM Corporation 2025 Employee Stock Purchase Plan
(Full title of the plan)
300 Continental Drive Newark, Delaware 19713 (302) 451-0200 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Nicolas Jafarieh
Executive Vice President and Chief Legal, Government Affairs and Communications Officer
SLM Corporation
300 Continental Drive
Newark, Delaware 19713
 (302) 451-0200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: John B. Meade Kyoko Takahashi Lin Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 +1 212 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer		Accelerated filer
Non-accelerated filer	(Do not check if a smaller reporting company)	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
SLM Corporation (the “Registrant”) previously filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (File No. 333-181646) on May 24, 2012 (the “Prior Registration Statement”) to register (i) 20,000,000 shares of common stock, par value $0.20 per share, of the Registrant (“Common Stock”) for offer or sale under the SLM Corporation 2012 Omnibus Incentive Plan, and (ii) 6,000,000 shares of Common Stock for offer or sale under the SLM Corporation Amended and Restated Employee Stock Purchase Plan, which later was renamed as Sallie Mae Employee Stock Purchase Plan (as amended and restated, the “2014 ESPP”). On May 1, 2014, the number of shares of Common Stock under the Prior Registration Statement was increased to reflect a 2,798-for-1,000 stock split that occurred in connection with the separation of Navient Corporation from the Registrant. This Post-Effective Amendment to Form S-8 is being filed with respect to the 2014 ESPP only.
On June 17, 2025 (the “Effective Date”), the Registrant’s stockholders approved the SLM Corporation 2025 Employee Stock Purchase Plan (the “2025 Plan”) at the Registrant’s Annual Meeting of Stockholders. The 2025 Plan replaced and succeeded the 2014 ESPP and, in connection therewith, no further shares of Common Stock will be issued under the 2014 ESPP as of and following the termination of the 2014 ESPP, which shall happen no later than 60 days following July 31, 2025, the last day of the offering period currently in effect under the 2014 ESPP and following such time that all outstanding options under the 2014 ESPP have been settled (the “Termination Date”). Pursuant to the terms of the 2025 Plan, the aggregate number of shares of Common Stock available for issuance under the 2025 Plan is 13,250,000, which is less than the 13,530,273 shares of Common Stock remaining available for issuance under the 2014 ESPP (the “2014 ESPP Shares”). Following the filing of this Post-Effective Amendment, only 280,273 of the 2014 ESPP Shares will remain under the 2014 ESPP. Any 2014 ESPP Shares remaining available other than the 13,250,000 shares that are subject to this Post-Effective Amendment will not be available for issuance under the 2025 ESPP, and no further 2014 ESPP Shares will remain available for issuance under the 2014 ESPP following its termination.
Accordingly, the Registrant is filing this Post-Effective Amendment No. 1 to the Prior Registration Statement (the “Post-Effective Amendment”) pursuant to the Commission’s Compliance and Disclosure Interpretation Q&A 126.43 for Form S-8 to amend the Prior Registration Statement to cover the issuance of the 2014 ESPP Shares under the 2025 Plan (as no shares shall be issuable under the 2014 ESPP as of the Termination Date). The Registrant incorporates the contents of the Prior Registration Statement herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein or the specific exhibits attached hereto.
For the avoidance of doubt, the Registrant is not registering any additional shares of Common Stock on this Post-Effective Amendment that were not previously registered on the Prior Registration Statement or that were not approved by the Registrant’s stockholders as of the Effective Date.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on February 20, 2025 (the “Annual Report”);
(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, and June 30, 2025, filed with the Commission on April 24, 2025 and July 24, 2025, respectively;
(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 13, 2025, January 31, 2025, February 21, 2025, April 25, 2025 and June 20, 2025;
(d)	The Registrant's Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 28, 2025; and
(e)	The description of the Registrant’s common stock on Form 8-A, filed with the Commission on August 7, 1997, and any amendments or reports filed for the purposes of updating such description.
In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may, subject to certain limitations, indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article VIII of the Registrant’s Bylaws provides for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, and any modification or repeal of Article VIII, with respect to such provisions, will be prospective only and will not in any way adversely affect any right of a director or officer in effect at the time with respect to any act or omission occurring prior to such repeal or modification.
Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation provides for such limitation of liability, and any repeal or modification of such provision in the Registrant’s Certificate of Incorporation by the Registrant’s stockholders will not adversely affect any right of a director existing at the time of such repeal or modification with respect to any act or omission occurring prior to such repeal or modification.
The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Restated Certificate of Incorporation of SLM Corporation, dated February 25, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on February 26, 2015)

4.2	Amended and Restated Bylaws of SLM Corporation, effective November 18, 2021 (incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K, filed on November 23, 2021)

5.1*	Opinion of Davis Polk & Wardwell LLP

23.1*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included in the signature pages hereto)

99.1	SLM Corporation 2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 20, 2025)
*Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newark, Delaware, on the date of September 4, 2025.

SLM CORPORATION

By:	/s/ Nicolas Jafarieh
Name: Nicolas Jafarieh Title: Executive Vice President and Chief Legal, Government Affairs and Communications Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned, in his or her capacity as a director or officer, or both, as the case may be, of SLM Corporation, does hereby appoint Jonathan W. Witter, Peter M. Graham, Nicolas Jafarieh and Richard M. Nelson, and each of them severally, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his or her name, place and stead, in his or her capacity as a director or officer, or both, as the case may be, of SLM Corporation, any and all amendments to this Registration Statement and post-effective amendments thereto, and to sign any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all instruments necessary or incidental in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission. Each of said attorneys-in-fact and agents shall have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever requisite or necessary to be done in the premises as fully, and for all intents and purposes, as each of the undersigned might or could do in person, the undersigned hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jonathan W. Witter	Chief Executive Officer and Director	September 4, 2025
Jonathan W. Witter	(Principal Executive Officer)

/s/ Peter M. Graham	Executive Vice President, Chief Financial Officer and Treasurer	September 4, 2025
Peter M. Graham	(Principal Financial and Accounting Officer)

/s/ Mary Carter Warren Franke	Chair of the Board of Directors	September 4, 2025
Mary Carter Warren Franke

/s/ Janaki Akella	Director	September 4, 2025
Janaki Akella

/s/ R. Scott Blackley	Director	September 4, 2025
R. Scott Blackley

/s/ Daniel Greenstein	Director	September 4, 2025
Daniel Greenstein

/s/ Henry F. Greig	Director	September 4, 2025
Henry F. Greig

/s/ Mark L. Lavelle	Director	September 4, 2025
Mark L. Lavelle

/s/ Christopher Leech	Director	September 4, 2025
Christopher Leech

/s/ Ted Manvitz	Director	September 4, 2025
Ted Manvitz

/s/ Jim Matheson	Director	September 4, 2025
Jim Matheson

/s/ Gary Millerchip	Director	September 4, 2025
Gary Millerchip

/s/ Vivian C. Schneck-Last	Director	September 4, 2025
Vivian C. Schneck-Last

/s/ Kirsten O. Wolberg	Director	September 4, 2025
Kirsten O. Wolberg